Exhibit 107

Calculation of Filing Fee Tables

F-1 MEF

(Form Type)

Ohmyhome Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit			Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value US$0.001 per share (1)	457(o)(2)	[	]	$	[	]	$800,000 (3)	$0.00014760	$118.08
	Total Offering Amounts								$800,000		$118.08
	Total Fees Previously Paid										$0
	Total Fee Offsets										-
	Net Fee Due										$118.08

(1) Ordinary shares registered hereby have been registered under a separate registration statement on Form F-1 (Registration No. 333-275987) (the “Prior Registration Statement”), which was declared effective on February 13, 2024.

(2) The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the ordinary shares at the expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3) Represents only the additional number of ordinary shares and offering amount being registered. This does not include the securities that the Registrant previously registered on the Prior Registration Statement.